Exhibit 10.2
CONSULTING AND SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (“Agreement”) is made by and between Richard Pehlke (“Employee”) and Grubb & Ellis Company (“Grubb & Ellis”) (collectively, the “Parties”).
1.    Separation From Employment. Grubb & Ellis Acknowledges employees’ resignation as the Chief Financial Officer and from all officer positions within Grubb & Ellis and its subsidiaries effective at the close of business on May 3, 2010 (the “Resignation Date”). Employee agrees to relinquish all Officer titles and responsibilities but, continue on in a consulting capacity until such time that Employee notifies Grubb & Ellis that he has obtained other employment or December 31, 2010, whichever is sooner (the “Termination Date”) at which time Employee’s employment will be terminated from all employment with Grubb & Ellis. During the consultancy period Employee shall provide strategic and financial advice to the senior executives of the Company at the direction of the CEO. Such consultancy services shall include but not limited to business development opportunities, financial review and advice or other duties as directed by the CEO. Employee will be available during normal business hours on a reasonable basis during the consultancy period. If Employee is required to travel for Company related activities Employee will continue to be reimbursed for all business travel expenses in accordance with the Company’s standard practices. On the Resignation Date, all previous compensation for Employee will cease and payments as outlined in Paragraph 4 will begin.
2.    Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any potential disputes (the “Disputes”) concerning Employee’s employment with Grubb & Ellis or termination from Grubb & Ellis. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.
3.    Termination of Employment Benefits. Employee represents, understands and agrees that Employee’s active employment with Grubb & Ellis ended on the Termination Date as specified above, that Employee will not otherwise demand further employment with Grubb & Ellis, and that Employee will no longer be covered by or eligible for any benefits under any Grubb & Ellis employee benefit plan in which employee currently participates, except as otherwise noted herein. Employee’s health benefits coverage will continue through the December 31, 2010 and will terminate January 1, 2011. If Employee terminates prior to December 31, 2010, Employee benefits will terminate at the end of the month in which termination occurs. Employee will receive by separate cover information regarding Employee’s rights to health insurance continuation under COBRA and any Grubb & Ellis 401(k) Plan benefits. As of the Termination Date, Employee shall not be entitled to any of the rights and privileges established for Grubb & Ellis’s employees except as otherwise provided in this Agreement.

4.    Payment. In return for Employee’s execution of and compliance with this Agreement, including the releases that form a material part of this Agreement, Grubb & Ellis shall provide Employee with certain separation benefits (see below) to which Employee would not otherwise be entitled:
a.	Grubb & Ellis shall pay Employee;
i.
$200,000 ( Two Hundred Thousand Dollars) on July 1, 2010, subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment represents the second installment of Employee’s 2009 Special Bonus Payment.

ii.
$400,000 (Four Hundred Thousand Dollars) subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment shall be made in equal semi-monthly installments beginning with the next pay period after the Effective Date of this Agreement (as defined in paragraph 13) and ceasing as of December 31, 2010. If Employee discontinues his work as a consultant for any reason prior to December 31, 2010, the semi-monthly payments will terminate effective on the Termination Date.

iii.
$37,981 (Thirty —Seven Thousand Nine Hundred Eighty-One Dollars) subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment represents Employees accrued but unused PTO balance and will be paid at time of termination in accordance with the final wage laws in the State of IL.

After Grubb & Ellis has completed processing its payroll for this calendar year, Grubb & Ellis will issue to Employee an IRS Form W-2 which will include the payment.
b.    Grubb & Ellis makes no representations regarding the taxability or legal effect of the payment described in this paragraph, and Employee is not relying on any statement or representation of Grubb & Ellis in this regard. Employee will be solely responsible for the payment of any taxes and penalties assessed on the payment and will defend, indemnify and hold Grubb & Ellis free and harmless from and against any claims relating to the taxability, if any, of the payment.
5.    Releases. In consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge Grubb & Ellis and each of Grubb & Ellis’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Employee (collectively, the “Claims”), which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of Employee’s employment with Grubb & Ellis or termination of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Employee. Also, without limiting the generality of the foregoing, Employee specifically releases Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE ILLINOIS HUMAN RIGHTS ACT, 775 ILCS 5/ et. seq.; THE CONSTITUTION OF THE STATE OF ILLINOIS, THE ILLINOIS WAGE PAYMENT AND COLLECTION ACT, 820 ILCS 115/ et. seq.; THE ILLINOIS MINIMUM WAGE LAW, 820 ILCS 105/4 et. seq.; THE STATUTORY PROVISION PROHIBITING DISCRIMINATION AND/OR RETALIATION UNDER SECTION 4(H) OF THE ILLINOIS WORKERS’ COMPENSATION ACT, 820 ILCS 305/et. seq.; AND SIMILAR DOCTRINES WHICH ARE JUDICIALLY-RECOGNIZED EXCEPTIONS TO THE EMPLOYMENT-AT-WILL DOCTRINE IN ILLINOIS, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee acknowledges and agrees that Employee has been properly paid for all hours worked, that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, serious health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s serious health condition.
This Release does not apply to any claim that, as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and/or workers’ compensation claims. This Release also does not preclude Employee from filing suit to challenge Grubb & Ellis’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. This Agreement does not include rights or claims that may arise after the date Employee executes this Agreement.

Except as described below, Employee agrees and covenants not to file any suit, charge, or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with Grubb & Ellis, or separation there from. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with, or separation from, Grubb & Ellis. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (“Commission”) and/or National Labor Relations Board (“NLRB”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Employee is waiving any claim Employee may have to receive monetary damages in connection with any Commission and/or NLRB or other agency proceeding concerning matters covered by this Agreement.
6.    Non-Disparagement. Employee agrees that Employee will not in any way disparage the name or reputation of Grubb & Ellis, including: (1) Employee agrees not to make any derogatory or negative remarks about Grubb & Ellis; (2) Employee agrees not to make any negative or derogatory remarks about the Releasees; and (3) Employee agrees not to make any remarks about any disputes Employee has had with Grubb & Ellis or Releasees.
7.    Non-Solicitation/Non-Raid. Employee herby expressly acknowledges, agrees and reaffirms that the provision set forth in Section 7(a) and 7(b) set forth in Employee’s Employment Agreement Dated February 9, 2007 are and still remain in full force and effect in accordance with their respective terms.
8.    Return of Grubb & Ellis Information/Documentation. Employee agrees that on the Termination Date employee shall return all Grubb & Ellis information, including but not limited to any confidential information, and all copies of such information to Grubb & Ellis, and Employee shall destroy all extracts, memoranda, notes, spreadsheets and any other material prepared by Employee or Grubb & Ellis based upon Grubb & Ellis confidential information. Grubb & Ellis information includes, but is not limited to, all information, equipment, books, files, reports, records, employee lists, correspondence, materials, and other documents including all reproductions, that may be considered to be property of Grubb & Ellis or that contain proprietary information, whether in paper, magnetic, electronic, or other form, that Employee has relating to the Company’s practices, procedures, trade secrets, financial and accounting information, client lists, client information, client billing and payment information, or marketing of Grubb & Ellis’ services.
9.    Confidentiality.
Employee agrees: (1) the terms and conditions of this Agreement; and (2) any and all actions taken by Releasees in accordance with this Agreement, are confidential, and shall not be disclosed, discussed or revealed by any of them to any other person or entity except Employee’s immediate family, attorney and/or accountant. Nothing in this paragraph is intended to restrict either Party or his/her/its agents from disclosing any provision of this Agreement to any taxing authority or to any tax advisor to such Party. Should Employee at any time be served with a subpoena under which Employee would arguably be required to disclose any of the confidential information covered by this Agreement, then Employee shall immediately contact Grubb & Ellis’s Senior Vice President, Human Resources, so that Grubb & Ellis shall have adequate time to take those steps necessary to prevent disclosure.

Employee understands that Grubb & Ellis would not have entered in to this Agreement without the agreement of Employee to treat the terms of this Agreement confidentially. Employee agrees to, in the event of a breach of this provision, it would be impractical or extremely difficult to fix actual damages, and therefore agrees that in the event of a breach, Employee shall pay to Grubb & Ellis, as liquidated damages and not as a penalty, the sum of $20,000.00 (Twenty Thousand Dollars and No Cents) per breach, which represents reasonable compensation for the loss incurred because of such breach. In an action to enforce this liquidated damages provision, the prevailing party shall be entitled to recover Grubb & Ellis’s/Employee’s attorneys’ fees and costs.
10.  Trade Secrets and Confidential Information. Employee acknowledges that during Employee’s employment, Employee may have had access to trade secrets and confidential information about Grubb & Ellis, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data and business processes. Employee agrees that Employee shall not disclose any information relating to the trade secrets or confidential information of Grubb & Ellis or its customers which has not already been disclosed to the general public. Employee understands and acknowledges that Employee’s obligations under prior agreements with Grubb & Ellis, if any, including but not limited to, any Confidentiality, Intellectual Property, Trade Secrets, Non-Solicitation, Stock Options, and Employee Stock Purchase Plan, will remain in full force following Employee’s termination of employment and that Employee will continue to abide by any such prior agreements.
11.  Twenty-One Days To Consider Agreement. Grubb & Ellis advises Employee to discuss this Agreement with an attorney before executing it. Employee’s decision whether to sign this Agreement is made with full knowledge that Grubb & Ellis has advised Employee to consult with an attorney. Employee acknowledges Employee has been provided with at least 21 days within which to review and consider this Agreement before signing it. Should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee acknowledges that Grubb & Ellis has not asked Employee to shorten the 21-day time period for consideration of whether to sign this Agreement. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.
12.  Right of Revocation. Within three calendar days of signing and dating this Agreement, Employee shall deliver the executed original of the Agreement to Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705 not later than noon on the eighth (8th) day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the monies and benefits described above, including those described in Paragraph 4 above.

13.  Effective Date. If Employee does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:00:01 p.m. on the eighth (8th) day after it is signed by Employee (the “Effective Date”).
14.  Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of Illinois without regard to its conflict of laws provisions.
15.  Non-Admission. Even though Grubb & Ellis will provide consideration for Employee to release Claims, Grubb & Ellis does not admit that it engaged in any unlawful or improper conduct toward Employee. Employee agrees that this Agreement shall not be construed as an admission by Grubb & Ellis that it has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct. Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Grubb & Ellis employee who violated the law or otherwise exposed Grubb & Ellis to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Employee acknowledges that Employee is not aware of any material violations by Grubb & Ellis and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Grubb & Ellis through appropriate compliance and/or corrective action.
16.  General Terms And Conditions.
a.    If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.
b.    Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold Grubb & Ellis harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.
c.    This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

d.    The Parties acknowledge each has read this Agreement, that each fully understands his/her/its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The parties acknowledge that each has had the opportunity to consult with an attorney of his/her/its choice to explain the terms of this Agreement and the consequences of signing this Agreement.
e.    Employee acknowledges Employee may later discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the Claims released in this Agreement, and agrees the release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.
f.    This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
g.    The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement. Each Party acknowledges that he/she/it has relied solely upon his/her/its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement.
h.    Except as otherwise provided in Paragraph 6, in the event Employee breaches any term of this Agreement or has misrepresented any fact stated herein, disparages the reputation of Grubb & Ellis or its respective products, personnel, or business capabilities, or conducts him/herself in a manner so as to interfere with any business relationship of Grubb & Ellis, all compensation shall cease, and Grubb & Ellis and its successors shall have the right to recover all money paid or provided hereunder.
i.    Employee also agrees to cooperate with Grubb & Ellis regarding any pending or subsequently filed litigation, claims, or other disputes involving Grubb & Ellis that relate to matters within the knowledge or responsibility of Employee during his/her employment with Grubb & Ellis. Without limiting the foregoing, Employee agrees (i) to meet with Grubb & Ellis representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Grubb & Ellis with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Grubb & Ellis will reimburse Employee for all reasonable expenses in connection with the cooperation described in this paragraph.
j.    Any modifications to this Agreement must be made in writing and signed by Employee and Amanda Piwonka, SVP Human Resources or Andrea Biller, EVP, General Counsel of Grubb & Ellis Company.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT S/HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS AGREEMENT AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY GRUBB & ELLIS OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED AND UNDERSTOOD:

Date: 05/03/10	/s/ Richard Pehlke
Richard Pehlke

Date: 05/03/10	GRUBB & ELLIS COMPANY
	By:	/s/ Thomas D'Arcy
Thomas D'Arcy
Chief Executive Officer